EXHIBIT 99.1

NEWS RELEASE
26

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Constellation Brands Reports
Third Quarter Fiscal 2014 Results

•	U.S. beer business acquisition drives significant increase in third quarter sales and earnings
•	Achieves comparable basis diluted EPS of $1.10 and reported basis diluted EPS of $1.07
•	Increases fiscal 2014 outlook; expects comparable basis diluted EPS of $3.10 - $3.20; expects reported basis diluted EPS of $9.65 - $9.75
•	Improved outlook primarily driven by strong beer business performance
•	Decreases debt by $166 million during the quarter
•	Updates free cash flow projection; expects $525 - $575 million for fiscal 2014

Third Quarter 2014 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Net sales	$1,443	88%	$1,443	88%

Operating income	$375	117%	$364	129%

Operating margin	26.0%	+350 bps	25.2%	+450 bps

Equity in earnings of equity method investees**	$18	-66%	$18	-66%

Earnings before interest and taxes (EBIT)	$393	74%	NA	NA

Net income	$217	83%	$211	93%

Diluted earnings per share	$1.10	75%	$1.07	84%

*Definitions	of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**Hereafter	referred to as “equity earnings.”
NA=Not applicable

VICTOR, N.Y., JAN. 8, 2014 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its third quarter 2014 results.

“I am very pleased with the overall performance of our newly consolidated beer business, which is the highlight of the third quarter and the primary driver of the upward revision to our EPS guidance for fiscal 2014,” said Rob Sands, president and chief executive officer, Constellation Brands. “The strong marketplace momentum we experienced this summer for our beer portfolio, especially Corona and Modelo Especial, continued throughout the fall and into the holiday selling season.  New marketing campaigns along with superior sales and distributor execution at retail helped drive these outstanding results. From an operational perspective, the Nava brewery in Mexico is executing successfully in all key performance areas and expansion activities continue to proceed.”

 Net Sales Commentary

The significant increase for third quarter consolidated net sales was driven by $662 million of incremental net sales related to the consolidation of Crown.  For the quarter, net sales for the beer segment increased 21 percent primarily due to volume growth driven by strong consumer demand, the return of distributor inventories to more normal levels and a favorable comparison versus last year’s third quarter.

“Crown experienced exceptional results for the third quarter posting double-digit sales and depletion growth. All core beer brands demonstrated year-over-year volume increases, with the overall portfolio continuing to significantly outperform the growth of the U.S. beer market,” said Sands. “From an innovation perspective, the draft format is growing in all key markets and the new Modelo Especial Chelada rollout is exceeding expectations in the states where it has already been introduced. Due to strong year-to-date performance, we now expect Crown’s underlying profit growth to be in the low to mid-teens range for the year.”

Wine and spirits net sales on an organic constant currency basis increased three percent as wine volume growth was partially offset by higher promotional spend and lower bulk spirits sales. “As expected, throughout the quarter we began to see the acceleration of our U.S. wine depletion trends during the key holiday selling season,” Sands added. “Year-to-date, we are outperforming the U.S. wine market across all channels on a volume basis driven by investments behind our portfolio and strong performance of some of our most popular Focus Brands including Rex Goliath, Mark West, Kim Crawford, Estancia, Ruffino, Black Box and Woodbridge by Robert Mondavi. However, this year’s financial performance has been tracking below our expectations and we now expect operating profit for the wine and spirits business to be flat to down slightly for the year.”

Operating Income and Net Income Commentary

The increase in consolidated comparable basis operating income includes an incremental benefit of $213 million of operating income from the consolidation of results for Crown and the Mexican brewery as a result of the beer business acquisition. The decrease in wine and spirits operating income primarily reflects higher promotion, product and marketing costs, partially offset by volume growth.

Due to the timing of the close of the beer acquisition, the company did not recognize equity earnings from its original 50 percent interest in the Crown joint venture during the third quarter. For the prior year third quarter, the company recorded $39 million of equity earnings for the Crown joint venture. Equity earnings for the wine and spirits segment in the third quarter increased $4 million driven by strong results for Opus One.

Interest expense totaled $90 million, an increase of 46 percent. The increase was primarily due to higher average borrowings driven by the financing for the beer business acquisition, partially offset by lower average interest rates.

The comparable basis effective tax rate for the third quarter was 28 percent which reflected the benefits from integrating the beer business as well as higher than anticipated foreign tax credits. This compares to a 28 percent tax rate for the prior year third quarter which also included the benefit of foreign tax credits. The company now expects the comparable basis effective tax rate to approximate 31 percent for fiscal year 2014.

Free Cash Flow Commentary

Free cash flow for the first nine months of fiscal 2014 totaled $543 million as compared to $337 million for the same period last year. The increase was primarily due to incremental benefits from the beer business acquisition, partially offset by higher interest payments.

“We are pleased with our strong free cash flow results through the third quarter, but we expect brewery capital expansion investments to significantly increase in the fourth quarter of this fiscal year,” said Bob Ryder, chief financial officer, Constellation Brands.  “We have updated our free cash flow projection to reflect better than anticipated beer business results and now expect to generate free cash flow in the range of $525 million to $575 million for fiscal 2014.”

Beer Business Acquisition

The company completed its acquisition of Grupo Modelo’s U.S. beer business from Anheuser-Busch InBev for approximately $4.75 billion on June 7, 2013. The transaction includes full ownership of Crown which provides Constellation with complete, independent control of the U.S. commercial business; a state-of-the-art brewery in Nava (Piedras Negras), Mexico; and an exclusive perpetual brand license in the U.S. to import, market and sell Corona and the other Modelo brands Crown currently sells in the U.S. market. The perpetual brand license also includes certain brands and brand extensions not currently marketed in the U.S. by Crown and the freedom to develop new brand extensions and innovations.

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal 2014 compared to fiscal 2013 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY14 Estimate	FY13 Actual	FY14 Estimate	FY13 Actual
Fiscal Year Ending Feb. 28	$9.65 - $9.75	$2.04	$3.10 - $3.20	$2.19

Full-year fiscal 2014 guidance also includes the following current assumptions:

•	Interest expense: approximately $325 million
•
Tax rate: approximately 11 percent on a reported basis and 31 percent on a comparable basis, primarily due to the non-taxable gain on the remeasurement to fair value of the company’s original 50 percent interest in Crown and the non-deductible goodwill impairment charge

•	Weighted average diluted shares outstanding: approximately 198 million
•	Free cash flow: approximately $525 - $575 million
•	Capital expenditures: approximately $200 - $230 million

Conference Call

A conference call to discuss third quarter 2014 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Wed., Jan. 8, 2014 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.

Supplemental Financial Information

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands

Constellation Brands (NYSE: STZ and STZ.B) is an S&P 500 Index and Fortune 1000® wine, beer and spirits company with more than 100 brands in its portfolio, sales in approximately 100 countries, operations in about 40 facilities and approximately 6,000 talented employees. Founded in 1945, Constellation has grown to become the world’s leader in premium wine and the number three beer company in the U.S. with brands that people love, including: Arbor Mist, Black Box, Blackstone, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, SIMI, Toasted Head, Wild Horse, Corona Extra, Corona Light, Modelo Especial, Negra Modelo, Pacifico, Tsingtao, Victoria, Black Velvet Canadian Whisky and SVEDKA Vodka.

Based in Victor, N.Y., the company believes that industry leadership involves a commitment to its brands, to the trade, to the land, to investors and to people around the world who turn to our products when celebrating big moments or enjoying quiet ones.  We express this commitment through our vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation Brands may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business Feb. 28, 2014, the public can continue to rely on the Projections as still being Constellation Brands' current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	brewery expansion activities take place on expected terms and timetable and receipt of any necessary regulatory approvals;
•	accuracy of supply projections, including those relating to brewery expansion;
•
timeframe and actual costs associated with the brewery expansion may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;
•
final management determinations and independent appraisals, including those relating to purchase price allocation, may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the beer business acquisition;

•
timing of cash payment for beer business acquisition purchase price adjustment and actual amount of certain working capital adjustments relating to the beer business acquisition may vary from management’s current expectations;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;
•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•
restructuring charges and other one-time costs associated with restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material and water supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2013, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	November 30, 2013	February 28, 2013
Assets

Current Assets:
Cash and cash investments	$65.2	$331.5
Accounts receivable, net	668.8	471.9
Inventories	1,824.0	1,480.9
Prepaid expenses and other	277.4	186.9

Total current assets	2,835.4	2,471.2

Property, plant and equipment, net	1,905.4	1,229.0
Goodwill	6,150.0	2,722.3
Intangible assets, net	3,237.2	871.4
Other assets, net	208.3	344.2

Total assets	$14,336.3	$7,638.1

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$170.5	$-
Current maturities of long-term debt	67.1	27.6
Accounts payable	462.4	209.0
Accrued excise taxes	26.4	18.9
Other accrued expenses and liabilities	1,028.6	422.4

Total current liabilities	1,755.0	677.9

Long-term debt, less current maturities	6,897.0	3,277.8
Deferred income taxes	710.0	599.6
Other liabilities	184.5	222.5

Total liabilities	9,546.5	4,777.8

Total stockholders' equity	4,789.8	2,860.3

Total liabilities and stockholders' equity	$14,336.3	$7,638.1

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2013	November 30, 2012	November 30, 2013	November 30, 2012
Sales	$1,593.5	$860.4	$3,973.0	$2,383.4
Excise taxes	(150.2)	(93.5)	(396.5)	(283.2)
Net sales	1,443.3	766.9	3,576.5	2,100.2

Cost of product sold	(833.6)	(456.1)	(2,133.7)	(1,253.7)
Gross profit	609.7	310.8	1,442.8	846.5

Selling, general and administrative expenses	(245.9)	(152.0)	(675.6)	(451.0)
Impairment of goodwill and intangible assets	-	-	(300.9)	-
Gain on remeasurement to fair value of equity method investment	-	-	1,642.0	-
Operating income	363.8	158.8	2,108.3	395.5

Equity in earnings of equity method investees	18.0	52.5	88.3	183.6
Interest expense, net	(89.6)	(61.4)	(234.7)	(166.7)
Loss on write-off of financing costs	-	-	-	(2.8)
Income before income taxes	292.2	149.9	1,961.9	409.6

Provision for income taxes	(81.2)	(40.4)	(176.0)	(103.5)
Net income	$211.0	$109.5	$1,785.9	$306.1

Earnings Per Common Share:
Basic - Class A Common Stock	$1.13	$0.61	$9.63	$1.70
Basic - Class B Convertible Common Stock	$1.03	$0.55	$8.76	$1.55

Diluted - Class A Common Stock	$1.07	$0.58	$9.07	$1.62
Diluted - Class B Convertible Common Stock	$0.98	$0.53	$8.34	$1.49

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	165.708	158.270	164.082	158.442
Basic - Class B Convertible Common Stock	23.461	23.524	23.477	23.538

Diluted - Class A Common Stock	198.082	189.696	196.886	188.642
Diluted - Class B Convertible Common Stock	23.461	23.524	23.477	23.538

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	November 30, 2013	November 30, 2012
Cash Flows From Operating Activities
Net income	$1,785.9	$306.1
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on remeasurement to fair value of equity method investment	(1,642.0)	-
Equity in earnings of equity method investees, net of distributed earnings	(52.1)	23.5
Impairment of goodwill and intangible assets	300.9	-
Depreciation of property, plant and equipment	102.1	80.0
Stock-based compensation expense	37.5	31.3
Amortization of intangible assets	11.2	5.5
Deferred tax provision	10.1	40.5
Amortization of deferred financing costs	8.3	3.0
Loss (gain) on disposal of assets, net	0.4	(0.1)
Loss on write-off of financing costs	-	2.8
Change in operating assets and liabilities, net of effects from purchase of business:
Accounts receivable, net	(4.7)	(104.2)
Inventories	(112.2)	(196.7)
Prepaid expenses and other current assets	11.8	(0.3)
Accounts payable	128.8	170.7
Accrued excise taxes	(6.8)	(6.7)
Other accrued expenses and liabilities	30.9	26.4
Other, net	19.0	7.2
Total adjustments	(1,156.8)	82.9
Net cash provided by operating activities	629.1	389.0

Cash Flows From Investing Activities
Purchase of business, net of cash acquired	(4,681.0)	(159.3)
Purchases of property, plant and equipment	(85.9)	(52.2)
Proceeds from sales of assets	7.8	8.0
Proceeds from notes receivable	-	4.6
Other investing activities	1.6	(1.3)
Net cash used in investing activities	(4,757.5)	(200.2)

Cash Flows From Financing Activities
Proceeds from issuance of long-term debt	3,725.0	2,050.0
Net proceeds from (repayment of) notes payable	170.6	(356.0)
Proceeds from exercises of employee stock options	93.1	135.0
Excess tax benefits from stock-based payment awards	64.7	17.2
Proceeds from employee stock purchases	2.5	2.1
Principal payments of long-term debt	(90.6)	(851.6)
Payment of financing costs of long-term debt	(82.2)	(35.2)
Payment of minimum tax withholdings on stock-based payment awards	(18.0)	(0.5)
Payment of restricted cash upon issuance of long-term debt	-	(650.0)
Purchases of treasury stock	-	(383.0)
Net cash provided by (used in) financing activities	3,865.1	(72.0)

Effect of exchange rate changes on cash and cash investments	(3.0)	(2.1)

Net (decrease) increase in cash and cash investments	(266.3)	114.7
Cash and cash investments, beginning of period	331.5	85.8
Cash and cash investments, end of period	$65.2	$200.5

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On July 16, 2012, the company acquired the Mark West wine brand and certain related assets ("Mark West").  On June 7, 2013, the company acquired the remaining 50% equity interest in Crown Imports (the "Crown Acquisition").  On that date, the company also acquired all of the issued and outstanding membership interests of a company which owns and operates a brewery located in Nava, Coahuila, Mexico and a company which provides services to that brewery and an irrevocable, fully-paid license to produce in Mexico and exclusively import, market and sell the Mexican beer brands sold in the United States and Guam as of the date of the acquisition (the "Brewery Purchase" and, together with the Crown Acquisition, the "Beer Business Acquisition").  Organic net sales for the respective periods are defined by the company as reported net sales less net sales of Mark West products and net sales of Beer Business Acquisition products, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  Organic net sales and constant currency information is not presented separately below for the Beer segment as 100% of the Beer net sales would be removed from all periods presented for organic net sales reporting purposes.

					Constant					Constant
	Three Months Ended				Currency	Nine Months Ended				Currency
	November 30, 2013	November 30, 2012	Percent Change	Currency Impact	Percent Change (1)	November 30, 2013	November 30, 2012	Percent Change	Currency Impact	Percent Change (1)
Consolidated Net Sales	$1,443.3	$766.9	88%	(1%)	89%	$3,576.5	$2,100.2	70%	-	71%
Less: Mark West (2)	-	-				(18.6)	-
Less: Beer Business Acquisition (3)	(661.6)	-				(1,424.4)	-
Consolidated Organic Net Sales	$781.7	$766.9	2%	(1%)	3%	$2,133.5	$2,100.2	2%	-	2%

Wine and Spirits Net Sales	$781.7	$766.9	2%	(1%)	3%	$2,152.1	$2,100.2	2%	-	3%
Less: Mark West (2)	-	-				(18.6)	-
Wine and Spirits Organic Net Sales	$781.7	$766.9	2%	(1%)	3%	$2,133.5	$2,100.2	2%	-	2%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2013, through July 15, 2013, included in the nine months ended November 30, 2013.

(3)
For the period September 1, 2013, through November 30, 2013, included in the three months ended November 30, 2013, and for the period June 7, 2013, through November 30, 2013, included in the nine months ended November 30, 2013.

WINE AND SPIRITS SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION
(in millions, branded product, 9 liter case equivalents)

	Three Months Ended			Nine Months Ended
	November 30, 2013	November 30, 2012	Percent Change	November 30, 2013	November 30, 2012	Percent Change
Shipment Volume	17.7	17.0	4.1%	50.0	48.1	4.0%
Organic Shipment Volume (4)	17.7	17.0	4.1%	49.7	48.1	3.3%
U.S. Domestic Shipment Volume	13.7	13.0	5.4%	38.1	36.7	3.8%
U.S. Domestic Organic Shipment Volume (4)	13.7	13.0	5.4%	37.8	36.7	3.0%
U.S. Domestic Focus Brands Shipment Volume (5)	9.6	9.0	6.7%	26.7	25.2	6.0%
U.S. Domestic Organic Focus Brands Shipment Volume (4)(5)	9.6	9.0	6.7%	26.4	25.2	4.8%

U.S. Domestic Depletion Volume Growth (6)(7)			4.3%			2.7%
U.S. Domestic Focus Brands Depletion Volume Growth (5)(6)(7)			5.5%			5.0%

(4)	Includes an adjustment for Mark West shipment volumes for the period March 1, 2013, through July 15, 2013, included in the nine months ended November 30, 2013.

(5)
U.S. Domestic Focus Brands include the following brands:  Arbor Mist, Blackstone, Black Box, Black Velvet Canadian Whisky, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, Simi, SVEDKA Vodka, Toasted Head and Wild Horse.

(6)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

(7)	Includes depletion of Mark West products for the period March 1, 2012, through July 15, 2012, included in the nine months ended November 30, 2012.

BEER SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION
(in millions, branded product, 24 pack, 12 ounce case equivalents)

	Three Months Ended			Nine Months Ended
	November 30, 2013	November 30, 2012	Percent Change	November 30, 2013	November 30, 2012	Percent Change
Net Sales	$661.6	$547.4	20.9%	$2,237.8	$2,059.9	8.6%

Shipment Volume	42.2	36.1	16.9%	144.7	136.3	6.2%

Depletion Volume Growth (6)			10.1%			6.6%

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended			Nine Months Ended
	November 30, 2013	November 30, 2012	Percent Change	November 30, 2013	November 30, 2012	Percent Change
Wine and Spirits
Wine net sales	$711.9	$693.5	3%	$1,938.3	$1,870.7	4%
Spirits net sales	69.8	73.4	(5%)	213.8	229.5	(7%)
Segment net sales	$781.7	$766.9	2%	$2,152.1	$2,100.2	2%
Segment operating income	$186.1	$196.5	(5%)	$471.9	$490.8	(4%)
% Net sales	23.8%	25.6%		21.9%	23.4%
Equity in earnings of equity method investees	$18.0	$14.2	27%	$18.1	$13.1	38%

Beer (1)
Segment net sales	$661.6	$547.4	21%	$2,237.8	$2,059.9	9%
Segment operating income	$212.5	$79.0	169%	$572.9	$345.4	66%
% Net sales	32.1%	14.4%		25.6%	16.8%

Consolidation and Eliminations related to Crown Imports (1)(2)
Net sales	$-	$(547.4)		$(813.4)	$(2,059.9)
Operating income	$-	$(79.0)		$(142.6)	$(345.4)
Equity in earnings of Crown Imports	$-	$38.5		$70.3	$170.7

Corporate Operations and Other Segment Operating Loss	$(23.6)	$(23.6)	-	$(71.7)	$(67.7)	6%

Reportable Segment Operating Income (A)	$375.0	$172.9		$830.5	$423.1
Restructuring Charges and Unusual Items	(11.2)	(14.1)		1,277.8	(27.6)
Consolidated Operating Income (GAAP)	$363.8	$158.8		$2,108.3	$395.5

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$18.0	$52.7		$88.4	$183.8
Restructuring Charges and Unusual Items	-	(0.2)		(0.1)	(0.2)
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$18.0	$52.5		$88.3	$183.6

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$393.0	$225.6		$918.9	$606.9

(1)
Prior to the Beer Business Acquisition, the company accounted for its investment in Crown Imports under the equity method of accounting.  Due to its significance, Crown Imports was a reportable segment for the company with appropriate elimination of the unconsolidated joint venture's result of operations and recognition of equity in earnings of Crown Imports for segment presentation.  In connection with the Beer Business Acquisition and the resulting consolidation of the results of operations of the acquired businesses, the former Crown Imports segment, together with the Brewery Purchase, is now referred to as the Beer segment.

(2)
For the period March 1, 2013, through June 6, 2013, included in the nine months ended November 30, 2013, and for the periods September 1, 2012, through November 30, 2012, and March 1, 2012, through November 30, 2012, included in the three months and nine months ended November 30, 2012, respectively.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and nine months ended November 30, 2013, and November 30, 2012.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended November 30, 2013			Three Months Ended November 30, 2012			Percent	Percent
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Change - Reported Basis (GAAP)	Change - Comparable Basis (Non-GAAP)
Net Sales	$1,443.3		$1,443.3	$766.9		$766.9	88%	88%
Cost of product sold	(833.6)	$2.2		(456.1)	$3.4
Gross Profit	609.7	2.2	$611.9	310.8	3.4	$314.2	96%	95%
Selling, general and administrative expenses	(245.9)	9.0		(152.0)	10.7
Impairment of goodwill and intangible assets	-	-		-
Gain on remeasurement to fair value of equity method investment	-	-		-
Operating Income	363.8	11.2	$375.0	158.8	14.1	$172.9	129%	117%
Equity in earnings of equity method investees	18.0	-		52.5	0.2
EBIT			$393.0			$225.6	NA	74%
Interest expense, net	(89.6)			(61.4)
Loss on write-off of financing costs	-			-
Income Before Income Taxes	292.2	11.2	$303.4	149.9	14.3	$164.2	95%	85%
Provision for income taxes	(81.2)	(5.0)		(40.4)	(5.2)
Net Income	$211.0	$6.2	$217.2	$109.5	$9.1	$118.6	93%	83%
Diluted Earnings Per Common Share (1)	$1.07	$0.03	$1.10	$0.58	$0.05	$0.63	84%	75%
Weighted Average Common Shares Outstanding - Diluted	198.082		198.082	189.696		189.696

Gross Margin	42.2%		42.4%	40.5%		41.0%
Operating Margin	25.2%		26.0%	20.7%		22.5%
Effective Tax Rate	27.8%		28.4%	27.0%		27.8%

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Operating Income	Equity in Earnings of Equity Method Investees	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)

Three Months Ended November 30, 2013
Restructuring and related charges	$-	$(0.1)	$(0.1)	$-	$-	$(0.1)	$-
Acquisitions, divestitures and related costs (2)	2.2	9.1	11.3	-	(3.7)	7.6	0.04
Other	-	-	-	-	(1.3)	(1.3)	(0.01)
Total	$2.2	$9.0	$11.2	$-	$(5.0)	$6.2	$0.03

Three Months Ended November 30, 2012
Restructuring and related charges	$-	$1.8	$1.8	$-	$(0.7)	$1.1	$0.01
Acquisitions, divestitures and related costs (2)	3.4	8.9	12.3	0.2	(4.5)	8.0	0.04
Total	$3.4	$10.7	$14.1	$0.2	$(5.2)	$9.1	$0.05

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended November 30, 2013, acquisitions, divestitures and related costs consist primarily of transaction and related costs associated with the Beer Business Acquisition.  For the three months ended November 30, 2012, acquisitions, divestitures and related costs consist primarily of transaction and related costs associated with the Beer Business Acquisition and the Mark West acquisition.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Nine Months Ended November 30, 2013			Nine Months Ended November 30, 2012			Percent	Percent
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Change - Reported Basis (GAAP)	Change - Comparable Basis (Non-GAAP)
Net Sales	$3,576.5		$3,576.5	$2,100.2		$2,100.2	70%	70%
Cost of product sold	(2,133.7)	$15.3		(1,253.7)	$5.7
Gross Profit	1,442.8	15.3	$1,458.1	846.5	5.7	$852.2	70%	71%
Selling, general and administrative expenses	(675.6)	48.0		(451.0)	21.9
Impairment of goodwill and intangible assets	(300.9)	300.9		-
Gain on remeasurement to fair value of equity method investment	1,642.0	(1,642.0)		-
Operating Income	2,108.3	(1,277.8)	$830.5	395.5	27.6	$423.1	NM	96%
Equity in earnings of equity method investees	88.3	0.1		183.6	0.2
EBIT			$918.9			$606.9	NA	51%
Interest expense, net	(234.7)			(166.7)
Loss on write-off of financing costs	-			(2.8)	2.8
Income Before Income Taxes	1,961.9	(1,277.7)	$684.2	409.6	30.6	$440.2	NM	55%
Provision for income taxes	(176.0)	(28.6)		(103.5)	(11.1)
Net Income	$1,785.9	$(1,306.3)	$479.6	$306.1	$19.5	$325.6	NM	47%
Diluted Earnings Per Common Share (1)	$9.07	$(6.63)	$2.44	$1.62	$0.10	$1.73	NM	41%
Weighted Average Common Shares Outstanding - Diluted	196.886		196.886	188.642		188.642

Gross Margin	40.3%		40.8%	40.3%		40.6%
Operating Margin	58.9%		23.2%	18.8%		20.1%
Effective Tax Rate	9.0%		29.9%	25.3%		26.0%

NM = Not Meaningful

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Impairment of Goodwill and Intangible Assets	Gain on Remeasurement to Fair Value of Equity Method Investment	Operating Income	Equity in Earnings of Equity Method Investees	Loss on Write-off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)

Nine Months Ended November 30, 2013
Restructuring and related charges (3)	$-	$(3.0)	$-	$-	$(3.0)	$-	$-	$1.1	$(1.9)	$(0.01)
Acquisitions, divestitures and related costs (4)	15.3	44.0	-	(1,642.0)	(1,582.7)	0.1	-	(21.3)	(1,603.9)	(8.15)
Other (5)	-	7.0	300.9	-	307.9	-	-	(8.4)	299.5	1.52
Total	$15.3	$48.0	$300.9	$(1,642.0)	$(1,277.8)	$0.1	$-	$(28.6)	$(1,306.3)	$(6.63)

Nine Months Ended November 30, 2012
Restructuring and related charges (3)	$-	$7.9	$-	$-	$7.9	$-	$-	$(2.8)	$5.1	$0.03
Acquisitions, divestitures and related costs (4)	5.7	14.0	-	-	19.7	0.2	-	(7.2)	12.7	0.07
Other (5)	-	-	-	-	-	-	2.8	(1.1)	1.7	0.01
Total	$5.7	$21.9	$-	$-	$27.6	$0.2	$2.8	$(11.1)	$19.5	$0.10

(3)
For the nine months ended November 30, 2013, restructuring and related charges consist primarily of the reversal of costs recognized in connection with a prior restructuring plan as a result of the Beer Business Acquisition.  For the nine months ended November 30, 2012, restructuring and related charges consist primarily of costs recognized in connection with the company's plan announced in June 2011 to streamline operations, gain efficiencies and reduce its cost structure following the sale of 80.1% of its Australian and U.K. business (the “Fiscal 2012 Initiative”).

(4)
For the nine months ended November 30, 2013, acquisitions, divestitures and related costs consist primarily of the gain on remeasurement to fair value of the company's preexisting equity interest in Crown Imports, partially offset by transaction and related costs associated with the Beer Business Acquisition.  For the nine months ended November 30, 2012, acquisitions, divestitures and related costs consist primarily of transaction and related costs associated with the Beer Business Acquisition and the Mark West acquisition, partially offset by a gain on settlement of a receivable associated with a prior divestiture.

(5)
For the nine months ended November 30, 2013, other consists of impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements.  For the nine months ended November 30, 2012, other consists of a loss on the write-off of financing costs.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2014
Forecasted diluted earnings per share - reported basis (GAAP)	$9.65	$9.75
Restructuring and related charges (1)	(0.01)	(0.01)
Acquisitions, divestitures and related costs (2)	(8.05)	(8.05)
Other (3)	1.51	1.51
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (4)	$3.10	$3.20

		Actual for the Year Ended February 28, 2013
Diluted earnings per share - reported basis (GAAP)		$2.04
Restructuring and related charges (1)		0.03
Acquisitions, divestitures and related costs (2)		0.08
Other (3)		0.04
Diluted earnings per share - comparable basis (Non-GAAP) (4)		$2.19

(1)
Includes ($0.01) diluted earnings per share for the year ending February 28, 2014, associated primarily with the reversal of costs recognized in connection with a prior restructuring plan as a result of the Beer Business Acquisition.  Includes $0.03 diluted earnings per share for the year ended February 28, 2013, associated primarily with the Fiscal 2012 Initiative.

(2)
Includes an estimated ($8.29) and $0.24 diluted earnings per share for the year ending February 28, 2014, associated with the gain on remeasurement to fair value of the company's preexisting equity interest in Crown Imports and transaction and related costs associated primarily with the Beer Business Acquisition, respectively.  Includes $0.12, ($0.04) and ($0.01) diluted earnings per share for the year ended February 28, 2013, associated with transaction and related costs recognized primarily in connection with the Beer Business Acquisition and the Mark West acquisition, a gain from an adjustment to a certain guarantee originally recorded in connection with the January 2011 divestiture of 80.1% of the company's Australian and U.K. business, and a gain on the settlement of a receivable associated with a prior divestiture, respectively.(4)

(3)
Includes an estimated $1.49 and $0.02 diluted earnings per share for the year ending February 28, 2014, associated with impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements, respectively.  Includes $0.04 diluted earnings per share for the year ended February 28, 2013, associated with a loss on the write-off of financing costs.(4)

(4)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2014
Net cash provided by operating activities (GAAP)	$725.0	$805.0
Purchases of property, plant and equipment	(200.0)	(230.0)
Free cash flow (Non-GAAP)	$525.0	$575.0

	Actual for the Nine Months Ended November 30, 2013	Actual for the Nine Months Ended November 30, 2012
Net cash provided by operating activities (GAAP)	$629.1	$389.0
Purchases of property, plant and equipment	(85.9)	(52.2)
Free cash flow (Non-GAAP)	$543.2	$336.8